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                                   EXHIBIT 11

                         RICHMOND COUNTY FINANCIAL CORP.
                STATEMENTS RE: COMPUTATION OF PER SHARE EARNINGS

               (In Thousands, Except Share and Per Share Amounts)


The following table is the reconciliation of basic and diluted EPS as required under SFAS 128 at June 30, 1999 and 1998:


                                                                                                For the
                                                                                          Twelve Months Ended
                                                                                                 June 30,
                                                                                 -----------------------------------
                                                                                       1999               1998(1)
                                                                                 -------------         -------------
Net income (loss)                                                                $     26,644          $      (3,988)
                                                                                 =============         =============

Weighted average common shares outstanding                                         24,807,859             24,328,143

Common stock equivalents due to dilutive effect of stock options                            -                      -
                                                                                 -------------         -------------

Total weighted average common shares and equivalents                               24,807,859             24,328,143
                                                                                 =============         =============

Basic earnings (loss) per common and common share equivalents                    $       1.07          $       (0.16)
                                                                                 =============         =============

Total weighted average common shares and equivalents outstanding                   24,807,859             24,328,143

Additional dilutive shares using ending period market value versus average market value for the period when utilizing the treasury
    stock method regarding stock options                                             (131,114)                     -
                                                                                 -------------         -------------

Total shares for dilutive earnings per share                                       24,676,745             24,328,143
                                                                                 =============         =============

Diluted earnings (loss) per common share equivalents                             $       1.07          $       (0.16)
                                                                                 =============         =============


(1) Per share amounts are calculated since conversion on February 18, 1998.